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                                                                     Exhibit 8.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]













                                 October 28, 1998


Sanmina Corporation
355 East Trimble Road
San Jose, California 95131

Ladies and Gentlemen:

         This opinion is being delivered to you in accordance with Section 6.3(d) of the Amended and Restated Agreement and Plan of Merger dated as of September 2, 1998 (the "Merger Agreement") by and among Sanmina Corporation, a Delaware corporation ("Sanmina"), SANM Acquisition Subsidiary, Inc., a Massachusetts corporation and wholly-owned subsidiary of Sanmina ("Merger Sub") and Altron Incorporated, a Massachusetts corporation ("Altron"). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Altron (the "Merger"), and Altron will become a wholly-owned subsidiary of Sanmina.

         Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as counsel to Sanmina in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

         1.       the Merger Agreement;

         2. those certain tax representation letters dated October 28, 1998 delivered to us by Sanmina, Merger Sub and Altron containing certain representations of Sanmina, Merger Sub and Altron (the "Tax Representation Letters");

         3. The Registration Statement on Form S-4 filed which contains a joint proxy statement/prospectus Altron and Sanmina (the "Registration Statement"); and

         4. such other instruments and documents related to the formation, organization and operation of Sanmina, Merger Sub and Altron and related to the consummation of the Merger and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.
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Sanmina Corporation
October 28, 1998
Page 2


         In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

         a. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Date) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         b. All representations, warranties and statements made or agreed to by Sanmina, Merger Sub and Altron, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

         c. All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

         d. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and

         e. The opinion, dated October 28, 1998, from Hutchins, Wheeler & Dittmar, A Professional Corporation, to Altron in satisfaction of Section 6.2(c) of the Merger Agreement has been delivered and has not been withdrawn.

         Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code.

         In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax consequences contained in the Registration Statement. We have reviewed the discussion entitled "THE MERGER -- Material Federal Income Tax Consequences" contained in the Registration Statement and are of the opinion that the discussion in paragraphs (a) through (e) thereof fairly presents the material federal income tax consequences to Sanmina, Altron, and Altron's shareholders as a result of the Merger.

         This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions
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Sanmina Corporation
October 28, 1998
Page 3


contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

         This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other Governmental Body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and satisfying the conditions set forth in Section 6.3(d) of the Merger Agreement. This opinion has been delivered by us in our capacity as counsel to Sanmina. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under "THE MERGER -- Material Federal Income Tax Consequences" and "Legal Matters."


                                       Very truly yours,

                                       /s/ Wilson Sonsini Goodrich & Rosati
                                       --------------------------------------
                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation